Exhibit 99.1

Ironclad Performance Wear Reports Fourth Quarter and Fiscal Year 2011 Results

Company Reports Record Sales and Earnings, Exceeding Previous Guidance

LOS ANGELES, CA – February 29, 2012 – Ironclad Performance Wear Corporation (ICPW:OB), the recognized leader in high-performance task-specific work gloves, announced today financial results for the fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter 2011 Results
The Company reported net sales for the fourth quarter of 2011 of $7.68 million, an increase of 34.9% percent from the fourth quarter 2010 of $5.70 million.

Gross profit increased 30.6% to $2.66 million, or 34.6% of net sales, compared to $2.04 million, or 35.7% of net sales in the fourth quarter of 2010.

Operating expenses as a percent of net sales increased to 24.8%, or $1.91 million, compared to 24.4% of net sales, or $1.39 million during the same period last year.

Net Income from operations increased 16.2% to $752,679 compared to $647,692 during the same period in 2010.  This continuing growth in Net Income from operations reflects the efficiencies and scalability of Ironclad’s business model.

Net income increased to $605,856, or $0.01 per share, in the fourth quarter 2011, compared to $597,140, or $0.01 per share, in the same period last year.

“As evidenced by Ironclad’s financial results, the fourth quarter was exceptional on virtually all fronts – sales, operating leverage and profitability” said Scott Jarus, Chairman and CEO of Ironclad.  “While we saw downward pressure on our gross margins caused by increases in big box retailer and international sales, these were more than off-set by significant increases in sales volume and continued growth in Ironclad’s industrial distribution channel”.

Fiscal 2011 Year-End Results
Full-year net sales for 2011 were $21.4 million, representing a 42.7% increase from the 2010 net sales of $15.0 million.

Gross profit increased 34.5% to $8.0 million or 37.2% of net sales in 2011, compared to $5.9 million, or 39.5% of net sales for full-year 2010.

Operating expenses as a percent of net sales decreased to 30.4%, or $6.5 million, compared to 36.3% of net sales, or $5.4 million for full-year 2010.

Net Income from operations increased 204% to $1.46 million compared to a Net Income from operations of $479,169 for fiscal year 2010.

Net Income for 2011 increased to $1.1 million, representing a 207% growth when compared to a Net Income of $365,577 in the prior year.  As a result, the Company had positive earnings per share of $0.02.

Mr. Jarus added, “Not to overstate the point, but 2011 was an exceptionally successful year for Ironclad.  The strength of the Ironclad brand, representing quality, innovation, performance and value, has drawn customers to our products and enabled us to not only grow business with our existing customers, but to add entirely new distribution channels, such as those in the retail automotive sector.”

Guidance for 2012
Ironclad expects that its Net Sales for 2012 will increase by 15% to 20%, to approximately $24.6 million to $25.7 million.  EBITDA, which also includes non-cash stock option expense (i.e. Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718 stock option expense) will be between approximately $2.0 million to $2.4 million, or a 19% to 42% increase from 2011.  Earnings per share will marginally increase.  This guidance is based upon organic growth only, and does not contemplate any acquisition opportunities which, if identified and concluded, are expected to be accretive to this 2012 guidance on both a Net Sales and Net Income basis.

Mr. Jarus concluded, “Our financial results for 2011 demonstrated the Company’s ability to leverage its brand, innovative products and expertise for growth and profitability.  We realize that this guidance would imply a slower growth than what was experienced in 2011, but at this early stage in the year – when buyers are still making decisions regarding placement opportunities for later this year – we do not yet have sufficient visibility to expect a higher growth rate.  That being said, there are significant market opportunities ahead for the Company, including Ironclad’s entry into the outdoor sporting goods market through our Realtree and Coleman branded gloves; and the continued growth seen with Ironclad’s existing customers.  In addition, we expect our most technical gloves, such as the KONG (oil & gas) glove line, to experience continued market expansion around the world.”

Conference Call
Ironclad Performance Wear will hold a conference call to discuss 2011 financial results on Wednesday, February 29th, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  To participate in the conference call, interested parties should dial (877) 941-4774 ten minutes prior to the call.  International callers should dial 1+ (480) 629-9760. If you are unable to participate in the live call, a replay will be available from February 29th at 7:30 p.m. Eastern Time through 11:59 p.m. Eastern Time on March 14, 2012.  To access the replay, dial (877) 870-5176 (passcode: 4514618). International callers should dial 1+ (858) 384-5517 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com. For those unable to participate during the live broadcast, the Webcast will be archived on this site through March 14, 2012.

The Company's financial results will be posted online at www.ironclad.com once they are publicly released.

About Ironclad Performance Wear Corporation
Ironclad Performance Wear is a leader in high-performance task-specific work gloves.  It created the performance work glove category in 1998, and continues to leverage its leadership position in the safety, construction and industrial markets through the design, development and distribution of specialized task-specific gloves for industries such as oil & gas extraction; automotive; and police, fire, first-responder and military. Ironclad engineers and manufactures its products with a focus on innovation, design, advanced material science and durability. Ironclad's gloves and apparel are available through industrial suppliers, hardware stores, home centers, lumber yards, and sporting goods retailers nationwide; and through authorized distributors in North America, Europe, Australia and Asia.

Built Tough for the Industrial Athlete™

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.

Information about Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in Ironclad's filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include statements regarding guidance about and achievement of financial goals and performance for 2012, increasing interest and sales of Ironclad’s products, market opportunities presented by new products and/or customers and Ironclad’s profitability in 2012.  For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange Commission filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Non-GAAP Financial Measures
This release contains disclosure regarding the non-GAAP financial measure “EBITDA, which also includes non-cash stock option expense (i.e. Earnings Before Interest, Taxes, Depreciation, Amortization and ASC 718 stock option expense).”  The Company believes that disclosure regarding EBITDA, which also includes non-cash stock option expense, as a supplemental measure of performance improves the transparency of the Company’s disclosures.  This non-GAAP financial measure is not a substitute for GAAP financial results, and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP.

Contacts
Scott Jarus, CEO
scottj@ironclad.com
(310) 643-7800 x120

Lorna Miller, Media Relations
lornam@ironclad.com
(310) 496-0939

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$1,060,125	$1,067,437
Accounts receivable net of allowance for doubtful accounts of $37,000 and $130,000	798,004	776,943
Due from Factor	2,462,973	1,968,764
Inventory net of reserve of $460,000 and $220,000	4,449,315	3,268,189
Deposits on Inventory	467,063	1,033,982
Prepaid and other	265,652	119,931
Total current assets	9,503,132	8,235,246

Property, Plant and Equipment
Computer equipment and software	486,066	390,525
Vehicle	43,680	43,680
Office equipment and furniture	162,871	193,034
Leasehold improvements	43,589	39,694
Less: accumulated amortization	(416,672)	(406,909)
Total property, plant and equipment	319,534	260,024

Other Assets
Trademarks, net of accumulated amortization of $31,915 and $24,762	131,412	109,958
Deposits	11,354	11,354
Total other assets	142,766	121,312

Total Assets	$9,965,432	$8,616,582

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$2,560,504	$2,526,103
Line of credit	1,661,220	1,776,388
Total current liabilities	4,221,724	4,302,491

Total Liabilities	4,221,724	4,302,491

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 shares authorized; 74,550,754 and 72,951,185 shares issued and outstanding at December 31, 2011 and 2010, respectively	74,551	72,951
Additional paid In capital	18,538,563	18,232,713
Accumulated deficit	(12,869,406)	(13,991,573)
Total Stockholders' Equity	5,743,708	4,314,091

Total Liabilities & Stockholders' Equity	$9,965,432	$8,616,582

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010

REVENUES
Net sales	$7,682,394	$5,696,859	$21,401,002	$14,999,181

COST OF SALES
Cost of sales	5,023,271	3,661,180	13,439,562	9,078,793

GROSS PROFIT	2,659,123	2,035,679	7,961,440	5,920,388

OPERATING EXPENSES
General and administrative	795,336	505,355	2,566,152	2,072,465
Sales and marketing	721,009	601,373	2,583,111	2,301,669
Research and development	116,526	68,911	365,481	311,088
Purchasing, warehousing and distribution	239,908	193,146	858,758	678,650
Depreciation and amortization	33,665	19,202	132,483	77,347

Total Operating Expenses	1,906,444	1,387,987	6,505,985	5,441,219

INCOME (LOSS) FROM OPERATIONS	752,679	647,692	1,455,455	479,169

OTHER INCOME (EXPENSE)
Interest expense	(32,291)	(30,485)	(94,407)	(90,883)
Interest income	50	32	89	73
Other income(expense), net	-	(20,099)	700	(19,525)
Unrealized gain (loss) on financings activities	-	-	-	(1,929)
Loss on disposition of equipment	(24,582)	-	(25,720)	-

Total Other Income(Expense), Net	(56,823)	(50,552)	(119,338)	(112,264)

NET INCOME (LOSS) BEFORE INCOME TAXES	695,856	597,140	1,336,117	366,905

PROVISION FOR (BENEFIT FROM) INCOME TAXES	90,000	-	213,950	1,328

NET INCOME (LOSS)	$605,856	$597,140	$1,122,167	$365,577

NET INCOME (LOSS) PER COMMON SHARE
Basic	$0.01	$0.01	$0.02	$0.01
Diluted	$0.01	$0.01	$0.01	$0.00

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	73,816,955	72,951,185	73,446,414	72,951,185
Diluted	84,293,491	81,343,673	83,922,950	81,343,673